Exhibit 10.10

Trust Agreement

between

the Trustor, B2Digital, a company incorporated under the laws of the state of Delaware, USA, having its registered office at 9171 Wilshire Boulevard, Garden Suite B, Beverly Hills, CA 90210, USA, duly represented by its President and Chief Executive Officer Mr. Robert Russell, acting in accordance with the Articles of the Company;

and

the Trustee, RA Jorg-Andre Harnicsh, Roscherstraße 17 10629 Berlin Germany

is stipulated as follows:

1.    The Trustee assumes
-	to open up a bank account and to take all relevant steps for the completion of the Agreement
-	the acceptance and custody of subscription offers for shares of the Trustor
-	the receipt and custody of monies for shares of the Trustor
-	the commissioning of the bank to emit shares to the allotees respectively to deposit the shares in securities deposits
-	the transmission of received monies to the Trustor
-	the payment of incurring costs regarding this agreement (e.g.: provisions, banking fees)

The Trustee commits to fulfill these duties in his own name but for Trustor’s  peril and on Trustor’s costs.

2.    The Trustee is only allowed to dispose of Trustor’s shares and monies if  Trustor has ordered so or to fulfill this agreement. There is no application of  § 181 BGB and the Trustee may act as principal and agent.

3.    Trustor is going to release Trustee of all claims which might arise because of  the position as Trustee.

4.    The Trustor supplies Trustee with all necessary information and material for  accomplishing this Agreement. This means also incoming orders and  confirmations of orders.

5.    The Trustee has a right for compensation of any expenditures incurring under  this Agreement.

6.    Trustee receives a remuneration of 2.5 % of the volume of  trade of the  administered assets. Trustee gives Trustor monthly notice of these  assets and may deduct the remuneration from the effects.

7.    The Agreement has an indefinite term. Parties may terminate the agreement  in writing after three months notice.

8.    All disputes and / or controversies, arising out of or in connection with the  Agreement shall be settled in negotiations. In case of disputes / controversies  not being settled in negotiations two weeks after the start of negotiations, the  venue of jurisdiction / litigation shall be Berlin, Germany and the applicable law  shall be that of the Federal Republic of Germany.

9.    There are no additional agreements or riders to this Agreement. The  Agreement shall be amended and supplemented only by a written agreement  signed by authorised representatives of both Parties.

10.    If any provision of the Agreement becomes partially or fully invalid, the other  provisions of the Agreement shall remain valid / unaffected, if it can be  assumed that the Agreement would have been concluded without including  the invalid provision (or its part). The Parties hereby agree that in the case of  the aforementioned situation, they will conclude as soon as possible the  additional agreement, which shall amend the invalid provisions of the  Agreement into the legal provisions, which shall, to the extent possible,  establish the same economical and legal effect as was intended when  agreeing on the invalid provision.

/s/ Robert Russell	/s/ RA Jorg-Andre Harnicsh
Robert Russell	RA Jorg-Andre Harnicsh
Chief Executive Officer
Trustor	Trustee